Exhibit 10.43

To:	Steven M. Stangl
From:	West Corporation Compensation Committee
Date:	February 21, 2011

Re:	Exhibit A

This Exhibit A for 2011 is entered into pursuant to your Employment Agreement.

1.	Your base salary will be $500,000.

2.	Effective January 1, 2011, you will be eligible to receive a bonus based on achieving the Communication Services segment net operating Income before corporate allocations and before amortization at the rate outlined below (“NOI Bonus”).

Net Operating Income Before Corporate Allocations and Before Amortization	Rate
$0 - $191,987,000	0.156%
Over $191,987,001	2.00%

3.	Effective January 1, 2011, you will also be eligible to receive a bonus up to $300,000 based on achieving the Communication Services segment revenue of $1,232,844,000 (“Revenue Bonus”).

Revenue Achieved	Bonus Percentage
98% +	100%
95 to 97.99%	80%
90 to 94.99%	50%
89.99% and below	0%

4.	A maximum of 75% of the pro-rata portion of the NOI Bonus and the Revenue Bonus may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2012. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. An NOI Bonus may be applied to satisfy any loss carry forward as a result of a Revenue Bonus advance. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2011 (in the absence of advances) based on the performance during 2011 (or, in the case of your termination, based on the performance during 2011 and the projection for performance for the balance of 2011 as of your termination date), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses payable in subsequent periods, or (ii) be required to be paid back to the company upon such request.

5.	In addition, if West Corporation achieves its 2011 publicly stated EBITDA guidance, you will be eligible to receive an additional one-time bonus of $100,000. However, in the event West Corporation fails to achieve the 2011 publicly stated EBITDA guidance and the Communication Services segment achieves 98% or more of the 2011 budgeted revenue and 98% of net operating income before corporate allocations and before amortization, you will be eligible to receive fifty percent of this bonus. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

6.	All objectives are based upon West Corporation and the Communication Services segment operations, and will not include income derived from other mergers, acquisitions, joint ventures, stock buy backs or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.

7.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Steven M. Stangl
Employee – Steven M. Stangl